Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-226132
August 21, 2018

BMO GOLDRs X bmogold.corn BMO Learn more About BAN BMO GOLD Deposit Receipts (GOLDRs ®) DTC-eligible, SEC-registered, and CUSIP-bearing. Finally, institutional investors can reflect gold bullion in virtually any U.S. brokerage account with ease. Indicative Daily Closing Price, 20Aug2018 : $1,190.20 / deposit receipt Bloomberg users For Intraday indications please see BMOEGLOR Index Go. Operationally efficient, pure gold. Our Team BMO GOLDRs' have a number of features useful to institutional investors: Potential Institutional Investor Segments • No annual fees • RIAs • DTC-eligibility • Private banks • SEC-registered • Broker dealers • No tracking error • Hedge funds • No derivatives • Mutual funds • No empty vault risk • Pension funds • Allocated gold bullion stored in Canada at the Royal Canadian Mint • Investment banks • Intraday spot liquidity and pricing • Endowments • Bankruptcy-remote: Gold bullion not available to claims of creditors of BMO • Foundations • Physical delivery • Daily mark-to-market Learn more about BMO GOLDRs® Including the risks associated with an investment SEC Prospectus FAQs EDGAR Filings About 3M0 (TSX, NYSE: 3M0) Bank of Montreal (BMO) is Canada's oldest bank. Established in 1817 as Bank of Montreal, BMO Financial Group is a highly diversified financial services organization that provides a broad range of retail banking, wealth management and investment banking products and solutions. BMO GOLDRs' are not securities of Bank of Montreal, nor are they obligations of Bank of Montreal. bmo.com Our Team - Simon Carling Laurence Kaplan Jim Pratt Louis Lucchetti Managing Director (Toronto) Managing Director (New York) Director (New York) Director (Washington DC) Jason Tulley Adam Stempel Ted Brettingen Dave Thomas Director (San Francisco) Director (New York) 'Vice President (Chicago/Milwaukee) Associate (New York) BMO GOLDR52' are issued by the Vaulted Gold Bullion Trust (the "Trust"). The objective of the Trust is to provide a secure, convenient and transparent way for investors to invest in unencumbered, allocated, physical gold bullion ("Gold Bullion") on a spot basis BMO GOLDRs1 are not issued by (or guaranteed by) Bank of Montreal and are not bank deposits_ BMO GOLDR52' are not listed on a securities exchange and are continuously offered through BMO Capital Markets Corp., acting as underwriter. BMO Capital Markets Corp. will enter into dealer agreements with certain third parties that are registered broker-dealers, or banks or trust companies regulated by the Office of the Comptroller of the Currency and/or one or more state banking regulators that are either direct or indirect DTC participants ("Authorized Participants"). Only Authorized Participants will be involved in the distribution of BMO GOLDR51. BMO GOLDRsT may be redeemed through Authorized Participants or through a registered broker-dealer or similar entity that is not an Authorized Participant Under no circumstances can any purchase of BMO GOLORs1 be made with borrowed funds or leverage from, or on margin provided by, an Authorized Participant. While BMO currently intends to repurchase Gold Bullion for cash upon the request of holders based on the market price for the Gold Bullion, it is under no obligation to do so, and may cease such repurchases at any time. Physical delivery of Gold Bullion may be suspended by the Trust in certain circumstances and is only available in certain states_ A holder will be required to pay a delivery fee and applicable taxes to receive physical gold. BMO GOLDR52' are issued by the Trust. The Trust is neither an investment company registered under the U.S. Investment Company Act of 1940 nor a commodity pool for purposes of the U.S. Commodity Exchange Act. The Trust is not actively managed. BMO GOLDRs2 are not interests in, nor obligations of, Bank of Montreal. An investment in MID GOLDRs' may not be appropriate for all investors and is subject to significant risks and investors should carefully consider the risk factors contained in the prospectus prior to making an investment decision. Investors can review the prospectus, including ''Risk Factors", by clicking here. BMO GOLDR52' will be issued pursuant to a registration statement that was previously filed with, and declared effective by, the LI_S. Securities and Exchange Commission (SEC). Before you invest, you should read the final prospectus that has been filed with the SEC for more complete information about the offering. Any offer will be made only by means of a prospectus, which may be obtained for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-844-266-4537 or mailing bmo.gold@brno.conn_ This website does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the Bin GOLDRs' in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. U.S. Sales Restrictions and Notices BMO GOLDRs' may be sold to institutional investors in any state or Puerto Rico. Retail investors should familiarize themselves with the below restrictions. The term "institutional investor" is understood to mean: a) An investment adviser registered either with the SEC under Section 203 of the Investment Advisers Act or with a state securities commission {or any agency or office performing like functions), b) Any other person {whether a natural person, corporation, partnership, trust, or otherwise) with total assets of at least $50 million, or c) A bank, savings and loan association, insurance company or registered investment company with the SEC. NO OFFERS WILL BE MADE TO RETAIL INVESTORS. ONLY UNSOLICITED ORDERS AND REVERSE INQUIRIES INVOLVING RETAIL CLIENTS WILL BE PROCESSED. BMO GOLDRsll are not approved for sale and should not be sold to residents of the states of Alabama, Arizona or Tennessee, other than to institutional investors. All sales in the states of Arkansas, North Carolina and Texas will only be made by a broker-dealer registered in such state. California investors must be able to evidence either (a) $65,000 annual gross income and $250,000 liquid net worth (as defined below) or (b) $500,000 liquid net worth. Oregon and Oklahoma investors must be able to evidence a liquid net worth (as defined below) of $250,000 or more to invest in this offering. Texas investors must be able to evidence either (a) $100,000 annual net income and $100,000 net worth or (b) $250,000 liquid net worth. Arkansas and Massachusetts investors must be able to evidence either (a) $100,000 annual net income and $100,000 liquid net worth or (b) $250,000 liquid net worth_ It shall be unsuitable fora retail investors aggregate investment in BMO GOLDRsT to exceed ten percent (10E) of his, her, or its liquid net worth_ "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Please consult your financial and tax adviser. Canadian Sales Restrictions and Notices The Gold Deposit Receipts may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or Subsection 733(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Gold Deposit Receipts must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the Trust's prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchasers province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor. Pursuant to Section 3a3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), BMO Capital Markets Corp., as the underwriter of the continuous offering of Gold Deposit Receipts, is riot required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering of Gold Deposit Receipts_ Privacy I Legal Security